Exhibit (c)(2)
Petroleum Development Corporation, June 4, 2010 in its Capacity as General Partner of PDC 2004-C LP PDC 2004-C Discussion Materials for the Special Transaction Committee of the Board of Directors Confidential wwwHLcom US 8007885300 Europe +442078393355 China +861085882300 Hong Kong +85235512300 Japan +81345776000 Los Angeles • New York • Chicago • San Francisco • Minneapolis • Washington, DC • Dallas • Atlanta • London • Paris • Frankfurt • Hong Kong • Tokyo • Beijing

Petroleum Development Corporation Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the use and benefit of the Special Transaction Committee of the Board of Directors (the “Committee”) of Petroleum Development Corporation, a Nevada corporation (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company and PDC 2004-C Limited Partnership and may not be used for any other purpose without Houlihan Lokey’s prior written consent This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey’s engagement letter The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and neither the Committee, the Company nor Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee The materials are provided on a confidential basis solely for the use and benefit of the Committee and may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any reference to Houlihan Lokey or any of its affiliates be made, without the prior consent of Houlihan Lokey Notwithstanding anything to the contrary set forth herein, Houlihan Lokey imposes no restrictions on the disclosure by the Company (including any of its employees, representatives or agents) of the tax treatment or tax structure of any transaction, including those portions of any materials containing such information that are provided by Houlihan Lokey to the Company; provided, however, that (a) any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws, and (b) the foregoing does not constitute an authorization to disclose (i) the name of, or other information that would identify, any party to any transaction, or (ii) confidential commercial, financial or structural information regarding any transaction, except to the extent relating to such tax treatment or tax structure If the Company plans to disclose information or materials pursuant to the preceding sentence the Company shall inform those to whom it discloses any such information or materials that they may not rely upon such information or materials for any purpose without Houlihan Lokey’s prior written consent Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or similar professional advice Any statement contained in the materials as to tax matters was neither written nor intended by Houlihan Lokey or any of its affiliates to be used, and cannot be used by any taxpayer, for the purpose of avoiding tax penalties that may be imposed on such taxpayer If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then such statement is being delivered to support the promotion or marketing of the transaction or matter addressed and such person should seek advice based on its particular circumstances from an independent tax advisor The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as expressly contemplated by Houlihan Lokey’s engagement letter The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Committee or any other person as to how to act with respect to any matter relating to the Transaction or whether to buy or sell any assets or securities of any company Houlihan Lokey’s only opinion is the opinion that is delivered to the Committee

Petroleum Development Corporation Disclaimer The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques Accordingly, the analyses contained in the materials must be considered as a whole Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other participant in the Transaction All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material Houlihan Lokey has relied upon representations made by managements of the Company and other participants in the Transaction that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading In addition, Houlihan Lokey has relied upon representations made by managements of the Company and other participants in the Transaction, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the date of the most recent financial statements provided to Houlihan Lokey, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction 2

Petroleum Development Corporation Table of Contents Tab Transaction Background 1 Financial Analysis 2 Appendix 3

Transaction Background

Transaction Background Summary of Transaction Terms Relevant Parties: Petroleum Development Corporation (the “Company”) Merger Sub PDC 2004-C Limited Partnership (the “Partnership”) Form of Consideration: Cash Form of Transaction: Merger Timing: Assume transaction closes before September 30, 2010 Aggregate Transaction Consideration of Proposed Transaction: $4.994 million in cash Per LP interest transaction consideration of $5,650 in cash Financing: Cash on hand and / or the Company’s revolving credit facility Voting: Majority of the outstanding limited partnership interest other than the LP interest held by the Company This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction. Source: Draft, dated June 1, 2010, of the Agreement and Plan of Merger by and among the Company, Merger Sub and the Partnership. 5

Transaction Background Asset Reserve Summary Reserve Summary Gas Oil Total (MMcf) (MBbl) (MMcfe) Proved Reserves: Proved reserves, January 1, 2009 4,052 207 5,294 Revisions of previous estimates (740) (61) (1,106) Production (303) (8) (351) Proved reserves, December 31, 2009 3,009 138 3,837 % of Total Proved 78.4% 21.6% 100.0% Proved Developed Reserves, as of: December 31, 2009 2,595 34 2,799 % of Total 86.2% 24.6% 72.9% Proved Undeveloped Reserves, as of: December 31, 2009 414 104 1,048 % of Total 13.8% 75.4% 27.3% Source: PDC 2004-C 2009 10K as well as the 2009 Ryder Scott Reserve Report. 6

Transaction Background Ownership Summary PDC Partnership Ownership Percentage Interests Percentage Non-PDC Owned Interests(1) 883.90 78.58% PDC Owned LP Interests 15.98 1.42% PDC GP Interest(2) 224.97 20.00% Total Interests Including GP 1,124.85 100.0% (1) Non-PDC Owned interests are the only interests eligible to vote regarding the approval of the Transaction. (2) GP Interest is 20% with no voting rights. Shares represent hypothetical shares used to calculate value per interest. Note: Total share count numbers shown here and used throughout this presentation reflect corrected share counts as provided by PDC management. Source: PDC Management. 7

Financial Analysis

Financial Analysis Financial Analyses Summary LP Interest Valuation Reference Range $9,404 $8,977 8,122 Interest $6,829 $5,789 $5,975 $6,839 Proposed Transaction Consideration of LP $5,650 per LP interest $5,418 per $4,916 Price 5,212 5,122 $4,268 4,433 4,097 DCF Analysis(2) Selected Transaction Analysis(3) Selected Companies Analysis(3) Discount 14% - 17% $1.25 - $1.75 $8.00 - $11.00 5.0x - 6.0x 4.5x - 5.5x $1.50 - $2.00 $9.50 - $10.50 DCF Analysis Proved Reserve LTM ’10 EBITDA ’11 EBITDA Proved Reserve ’09 ($/Mcfe) Dly. Prod. ($/Mcfe) Dly. Prod. ($/MMcfe/d) ($/MMcfe/d) (1) No particular weight was attributed to any analysis Houlihan Lokey’s analysis assumes a tax rate of 0% per Company management. (2) Figures assume risked proved reserves and production - all properties. (3) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report. 9 Note: Risking for proven reserves per management - Proved Developed Producing (PDP):100%, Proved Undeveloped (PUD):75%.

Financial Analysis

Financial Analyses Summary Multiples

Summary of Selected Multiples[(1)]

Financial Metric	Statistic / Representative Levels[(2)]	Selected Multiples Low	Selected Multiples High	Implied Value Reference Range Per LP Interest[(4)] Low	Implied Value Reference Range Per LP Interest[(4)] High
Discounted Cash Flow Analysis[(3)]:					
Discount rate of 14% - 17%				$5,212	$5,789
Selected Transaction Analysis:					
Enterprise Value / Proved reserves[(5)] ($/Mcfe)	3.8 Bcfe	$1.25	$1.75	$4,268	$5,975
Enterprise Value / LTM Daily production[(6)] ($/Mcfe/d)	1.0 MMcfe/d	$8.00	$11.00	$6,839	$9,404
Selected Companies Analysis:					
Enterprise Value / '10 EBITDA (Multiple)	$0.9 MM	5.0x	6.0x	$4,097	$4,916
Enterprise Value / '11 EBITDA (Multiple)	$1.1 MM	4.5x	5.5x	$4,433	$5,418
Enterprise Value / Proved reserves[(5)] ($/Mcfe)	3.8 Bcfe	$1.50	$2.00	$5,122	$6,829
Enterprise Value / '09 daily production[(6)] ($/Mcfe/d)	1.0 MMcfe/d	$9.50	$10.50	$8,122	$8,977

(1)No particular weight was attributed to any analysis.
(2)Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report.
(3)Figures assume risked proved reserves and production – all properties.
(4)Based on LP interests outstanding and not owned by PDC of 883.90.
(5)Per company filings.
(6)Estimated production is based on un-risked production found in the 2009 Ryder Scott Reserve Report.
Note: Risking for proven reserves per management – PDP:100%, PUD:75%.
Note: MMcfe = millions of cubic feet equivalent of gas; Mcfe = thousands of cubic feet equivalent of gas; Mcfe/d = thousands of cubic feet equivalent of gas per day.

HOULIHAN LOKEY | 10

Financial Analysis Discounted Cash Flows Analysis Cash Flow Analysis(1) Projected FYE Cash Flows ($ in millions) 8Mo. ’10E(2) 2011E 2012E 2013E 2014E Revenue $1.1 $1.8 $1.7 $2.6 $3.0 Revenue Growth % 62.5% -2.7% 49.7% 14.4% Effect of Hedges3 $0.1 ($0.0) ($0.1) ($0.1) $0.0 Production Costs (0.3) (0.5) (0.4) (0.5) (0.5) General & Administrative Costs (0.2) (0.2) (0.2) (0.3) (0.3) Accretion of Asset Retirement Obligations 0.0 0.0 0.0 0.0 0.0 Add: Unrealized loss (gain) on derivative transactions EBITDA $0.7 $1.0 $1.0 $1.8 $2.2 EBITDA Margin % 62.3% 58.2% 56.7% 68.4% 74.5% Depreciation and Amortization (1.1) (1.0) (0.9) (1.1) (1.4) EBIT ($0.4) $0.0 $0.1 $0.6 $0.9 Taxes4 0.0 0.0 0.0 0.0 0.0 Unlevered Earnings ($0.4) $0.0 $0.1 $0.6 $0.9 Depreciation and Amortization 1.1 1.0 0.9 1.1 1.4 Change in Working Capital 0.0 0.0 0.0 0.0 0.0 Capital Expenditures 0.0 (0.2) 0.0 (1.1) (0.2) Unlevered Free Cash Flows $0.7 $0.8 $1.0 $0.6 $2.0 Change in Working Capital 0.0 0.0 0.0 0.0 0.0 Distributable Cash Flow $0.7 $0.8 $1.0 $0.6 $2.0 Distributions to LP Units 0.5 0.6 0.8 0.5 1.6 Distributions to GP 0.1 0.2 0.2 0.1 0.4 Total Distributed Cash Flow $0.7 $0.8 $1.0 $0.6 $2.0 Coverage Ratio 1.0x 1.0x 1.0x 1.0x 1.0x Payout Ratio 100.0% 100.0% 100.0% 100.0% 100.0% Present Value of Present Value of Implied Implied Distributable Distributable Total Value Per Cash Flows Cash Flows Enterprise LP Discount Rate 2010E - 2014E 2015E - REM Value Interest(5) 13.0% $3.9 $2.9 $6.8 $6,007 14.0% $3.8 $2.7 $6.5 $5,789 15.5% $3.7 + $2.5 = $6.2 $5,487 17.0% $3.6 $2.3 $5.9 $5,212 (1) Assumes Transaction is consummated on May 1, 2010; Mid-year convention applied Refer to WACC calculation in the Appendix for derivation of discount rate. (2) Represents an 8-month period from May 1, 2010 to December 31, 2010. (3) For hedging summary see pages 24 and 25 in the appendix. (4) Represents a 00% tax-rate per management. (5) Based on LP interests outstanding and not owned by PDC of 883.90. 11

Financial Analysis

Selected Transactions Analysis Summary

Summary of Selected Multiples[(1)]

Financial Metric	Statistic / Representative Levels[(2)]	Selected Multiples Low	Selected Multiples High	Implied Value Reference Range Per LP Interest[(3)] Low	Implied Value Reference Range Per LP Interest[(3)] High
Selected Transaction Analysis:					
Enterprise Value / Proved reserves[(4)] ($/Mcfe)	3.8 Bcfe	$1.25	$1.75	$4,268	$5,975
Enterprise Value / LTM Daily production[(5)] ($/Mcfe/d)	1.0 MMcfe/d	$8.00	$11.00	$6,839	$9,404

(1)No particular weight was attributed to any analysis.
(2)Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report.
(3)Based on LP interests outstanding and not owned by PDC of 883.90.
(4)Per company filings.
(5)Estimated production is based on un-risked production found in the 2009 Ryder Scott Reserve Report.
Note: Risking for proven reserves per management – PDP:100%, PUD:75%.
Note: MMcfe = millions of cubic feet equivalent of gas; Mcfe = thousands of cubic feet equivalent of gas; Mcfe/d = thousands of cubic feet equivalent of gas per day.

HOULIHAN LOKEY | 12

Financial Analysis

Selected Transactions Analysis(1)

Announced	Buyer	Seller	Transaction Value(2)	Transaction Value(2) / Proved(3) ($/Mcfe)	Transaction Value(2) / Dly. Prod.(4) ($/MMcfe/d)
3/18/2010	Opon International LLC	Delta Petroleum Corporation(5)	$400	$1.33	$9.73
1/5/2010	Noble Energy Incorporated	Suncor Energy Incorporated	$494	$1.22	$6.38
11/9/2009	Rise Energy Ltd	Teton Energy Corporation	$19	$0.71	$2.94
8/10/2009	Williams Companies Inc	Orion Energy Partners	$258	$0.65	$4.03
4/23/2009	Puckett Land Company	Teton Energy Corporation	$10		$2.51
4/2/2009	Noble Energy Incorporated	Teton Energy Corporation	$4		$1.33
3/3/2009	Undisclosed	Berry Petroleum Company	$154	$1.11	$7.78
2/23/2009	Longview Fund LP	South Texas Oil Company	$10	$3.20	$38.58
10/10/2008	SandRidge Energy Inc	Tom L Ward	$60	$1.40	
9/25/2008	Occidental Petroleum Corporation	Plains Exploration & Production Co	$1,250	$2.26	$16.07
12/31/2007	Tracinda Corp	Delta Petroleum Corporation	$585	$1.59	$10.25
12/17/2007	Occidental Petroleum Corporation	Plains Exploration & Production Co	$1,550	$2.81	$19.14
9/26/2007	Teton Energy Corporation	Delta Petroleum Corporation	$38		$5.00
9/26/2007	Delta Petroleum Corporation	Teton Energy Corporation	$38		$15.20
5/14/2007	Newfield Exploration Company	Stone Energy Corporation	$578	$2.63	$13.14
4/18/2007	Plains Exploration & Production Co	Laramie Energy LLC	$945	$2.13	$22.69
1/7/2007	Forest Oil Corporation	The Houston Exploration Company	$1,827	$2.42	$7.84
12/31/2006	Quantum Resources Management LLC	Pioneer Natural Resources Company	$5	$1.48	$8.71
12/12/2006	Petroleum Development Corporation	EXCO Resources Incorporated	$133	$3.64	
10/20/2006	Petroleum Development Corporation	Unioil	$17	$3.40	$23.13
8/9/2006	Black Hills Corporation	Undisclosed	$24	$1.04	$17.11
7/20/2006	Marathon Oil Corporation	Petroleum Development Corporation	$354		$1.97
6/12/2006	JANA Partners LLC	The Houston Exploration Company	$1,890	$2.70	$8.98
5/10/2006	Individual Investor	SandRidge Energy Inc	$572	$1.85	$19.05
3/9/2006	Black Hills Corporation	Koch Exploration Company; Koch Industries I	$51	$1.27	$26.50
2/22/2006	Citation Oil & Gas Corporation	Meritage Energy Partners LLC	$62	$1.28	$8.20
2/9/2006	Noble Energy Incorporated	United States Exploration Inc	$411	$1.22	$15.12
1/27/2006	Berry Petroleum Company	Undisclosed private company	$159	$3.19	$83.00
11/16/2005	Texas American Resources Company	Undisclosed	$70	$1.24	$11.67
10/31/2005	Hilcorp Energy Company; Undisclosed	Kerr-McGee Corporation	$243	$1.49	$8.05

	Transaction Value	Proved	Dly. Prod.
High	$1,890	$3.64	$83.00
Mean	$407	$1.91	$14.98
Median	$154	$1.54	$10.25
Low	$4	$0.65	$1.33

Multiples Summary for Transactions Under $100 million(6) →

	Transaction Value	Proved	Dly. Prod.
High	$70	$3.40	$38.58
Mean	$31	$1.67	$13.41
Median	$24	$1.28	$10.19
Low	$4	$0.71	$1.33

(1) No transaction used in this analysis for comparative purposes is identical to the Transaction.
(2) Transaction Value refers to the implied enterprise value of target company or target assets, based on the announced transaction equity price and other public information available at the time of the announcement.
(3) Based on proved reserves announced in transaction filing
(4) Based on production announced in transaction filing
(5) Assumes $50 million warrant value and John S. Herold Inc.'s valuation of $298mm for the 2P reserves
(6) Highlighted Transactions are under $100 million in transaction value
Source: John S. Herold, Inc.

HOULIHAN LOKEY 13

Financial Analysis Selected Transactions Analysis Chart Transaction Values / Reported Proved Reserves Graph $6.00 $18.00 $5.50 $5.51 R Q 16.00 5.00 14.00 4.00 $3.64 12.00 /MMBtu) /Mcfe) $3.40 ( $ $ PDC 2004C ( $3.19 $3.20 .. S as proposed 10.00 Res BB T $2.81 Prices 3.00 $2.70 $2.63 H W 8.00 O L $2.26 Spot Proved $2.13 / $1.85 2.00 J 6.00 Hub TV $1.49 P $1.59 $1.67 $1.28 X $1.40 $1.33 DD$1.22 $1.27 $1.22 $1.24 $1.04 K $1.11 4.00 Henry 1.00 I $0.71 CC AA Z Y U $0.65 B A G 2.00 D C 0.00 0.00 10/10/2005 2/28/2006 7/19/2006 12/7/2006 4/27/2007 9/17/2007 2/5/2008 6/25/2008 11/13/2008 4/3/2009 8/24/2009 1/12/2010 6/2/2010 Transaction Value / Proved Reserves Natural Gas Prices 14

Financial Analysis Selected Transactions Analysis Chart Transaction Values / Reported Daily Production Graph $30.00 $18.00 $26.50 16.00 Y 25.00 $23.13 $22.69 14.00 T P $19.05 $19.14 PDC 2004C 20.00 12.00 /MMBtu) $17.11 as proposed $ ( /Mcfe/d) X L $16.07 $ ( $15.20 10.00 .. $15.12 U Prices 15.00 AA $13.14 J Prod N 8.00 .. $11.67 Spot Dly O $10.25 $9.73 / $8.98 10.00 CC $8.20 $8.71 6.00 Hub TV $8.05 $7.78 A R $7.84 K G $6.38 $6.36 W DD Z Q $5.00 4.00 Henry 5.00 $4.03 B $2.51 $2.94 $1.97 M $1.33 2.00 D E C V F 0.00 0.00 10/10/2005 2/28/2006 7/19/2006 12/7/2006 4/27/2007 9/17/2007 2/5/2008 6/25/2008 11/13/2008 4/3/2009 8/24/2009 1/12/2010 6/2/2010 Transaction Value / Daily Production Natural Gas Prices 15

Financial Analysis

Comparable Companies Analysis Summary

Summary of Selected Multiples[1]

Financial Metric	Statistic / Representative Levels[2]	Selected Multiples Low	Selected Multiples High	Implied Value Reference Range Per LP Interest[3] Low	Implied Value Reference Range Per LP Interest[3] High
Selected Companies Analysis:					
Enterprise Value / '10 EBITDA (Multiple)	$0.9 MM	5.0x	6.0x	$4,097	$4,916
Enterprise Value / '11 EBITDA (Multiple)	$1.1 MM	4.5x	5.5x	$4,433	$5,418
Enterprise Value / Proved reserves[4] ($/Mcfe)	3.8 Bcfe	$1.50	$2.00	$5,122	$6,829
Enterprise Value / '09 daily production[5] ($/Mcfe/d)	1.0 MMcfe/d	$9.50	$10.50	$8,122	$8,977

(1)No particular weight was attributed to any analysis.
(2)Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report.
(3)Based on LP interests outstanding and not owned by PDC of 883.90.
(4)Per company filings.
(5)Estimated production is based on un-risked production found in the 2009 Ryder Scott Reserve Report.
Note: Risking for proven reserves per management – PDP:100%, PUD:75%.
Note: MMcfe = millions of cubic feet equivalent of gas; Mcfe = thousands of cubic feet equivalent of gas; Mcfe/d = thousands of cubic feet equivalent of gas per day.

HOULIHAN LOKEY | 16

Financial Analysis

Selected Companies Analysis(1,2)

Selected Comparable Multiples

($ in millions)

Companies	Stock Price[6]	% 52 wk high[6]	Dividend Yield[7]	Equity value[6,8]	Enterprise value[3]	Reserves[4] (Bcfe)	% Gas[4]	% PUD[4]	R/P[4]	Enterprise Value[3]/ EBITDA[5] '10E[9]	Enterprise Value[3]/ EBITDA[5] '11E[9]	Enterprise Value[3]/ Reserves[4] ($/Mcfe)	Enterprise Value[3]/ Dly. Prod.[4] ($/Mmcfe/d)
Cabot Oil & Gas Corporation	$34.69	75%	0.3%	3,605	4,520	2,060	98%	36%	20.0	7.4x	6.9x	$2.19	$16.02
Berry Petroleum Co.	30.74	90%	1.0%	1,627	2,541	1,412	45%	47%	21.5	6.9	5.4	1.80	14.10
Bill Barrett Corp.	32.56	86%	0.0%	1,496	1,909	965	95%	50%	10.7	4.2	4.1	1.98	7.77
Warren Resources Inc.	3.02	78%	0.0%	214	301	124	51%	22%	12.9	5.7	4.2	2.42	11.42
Gasco Energy Inc.	0.36	43%	0.0%	39	109	47	94%	0%	10.4	na	na	2.33	8.81
Double Eagle Petroleum Co.	4.50	69%	0.0%	50	82	92	97%	29%	9.9	2.3	2.5	0.89	3.20
Petroleum Development Corporation	$20.60	77%	0.0%	397	657	717	85%	59%	16.6	3.7x	3.6x	$0.92	$5.54
Low		**43%**	**0.0%**	**$39**	**$82**	**47**	**45%**	**0%**	**9.9**	**2.3x**	**2.5x**	**$0.89**	**$3.20**
High		**90%**	**1.0%**	**$3,605**	**$4,520**	**2,060**	**98%**	**59%**	**21.5**	**7.4x**	**6.9x**	**$2.42**	**$16.02**
Median		**77%**	**0.0%**	**$397**	**$657**	**717**	**94%**	**36%**	**12.9**	**4.9x**	**4.2x**	**$1.98**	**$8.81**
Mean		**74%**	**0.2%**	**$1,061**	**$1,446**	**774**	**81%**	**34%**	**14.6**	**5.0x**	**4.5x**	**$1.79**	**$9.55**

(1) No company used in this analysis for comparative purposes is identical to the Partnership
(2) Although Delta Petroleum has similar assets to the Partnership, it was excluded due to its lack of comparable financial situation
(3) Enterprise Value equals equity market value + debt outstanding + minority interest
(4) Reserves refers to proved reserves from the most recently published 10-K
(5) EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization
(6) Based on closing prices as of May 29, 2010
(7) Equals the most recent distrubution annualized and divided by the current stock price
(8) Based on common shares and common share equivalents (excludes options)
(9) Multiples based on forward looking financial information may have been calendarized na refers to not available
Source(s): Capital IQ and Thomson Reuters were used for historical and estimated data, respectively, for the selected companies

HOULIHAN LOKEY 17

Appendix

Appendix

Weighted Average Cost of Capital Calculation

	Debt[1]	Preferred Stock[2]	Equity Market Value[3]	Total Capitalization[4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
Cabot Oil & Gas Corporation	915.0	0.0	3,604.6	4,519.6	25.4%	20.2%	0.0%	79.8%
Berry Petroleum Co.	910.9	0.0	1,627.1	2,538.0	56.0%	35.9%	0.0%	64.1%
Bill Barrett Corp.	413.9	0.0	1,495.5	1,909.4	27.7%	21.7%	0.0%	78.3%
Warren Resources Inc.	86.5	0.5	213.9	300.9	40.4%	28.7%	0.2%	71.1%
Gasco Energy Inc.	65.0	0.0	38.8	103.8	167.6%	62.6%	0.0%	37.4%
Double Eagle Petroleum Co.	31.0	38.0	50.0	119.0	62.0%	26.1%	31.9%	42.0%
Petroleum Development Corporation	259.7	0.0	396.7	656.4	65.5%	39.6%	0.0%	60.4%
Breitburn Energy Partners LP	524.7	0.0	786.1	1,310.8	66.8%	40.0%	0.0%	60.0%
EV Energy Partners LP	345.0	0.0	859.0	1,204.0	40.2%	28.7%	0.0%	71.3%
Constellation Energy Partners LLC	185.0	0.0	75.5	260.5	245.1%	71.0%	0.0%	29.0%
Median	$302.4	$0.0	$591.4	$930.2	59.0%	32.3%	0.0%	64.1%
Mean	$373.7	$3.9	$914.7	$1,292.2	79.7%	37.5%	3.2%	61.9%

	Levered Beta[5]	Unlevered Beta[6]	Equity Risk Premium[7]	Size Premium[8]	Cost of Equity[9]	Cost of Debt[10]	Cost of Preferred Stock[11]	WACC[12]
Cabot Oil & Gas Corporation	1.22	0.97	5.25%	0.97%	11.3%	6.2%	0.0%	10.3%
Berry Petroleum Co.	2.41	1.54	5.25%	1.63%	18.2%	7.1%	0.0%	14.2%
Bill Barrett Corp.	1.31	1.03	5.25%	1.63%	12.5%	7.9%	0.0%	11.5%
Warren Resources Inc.	2.90	2.07	5.25%	5.81%	25.0%	3.0%	8.0%	18.6%
Gasco Energy Inc.	1.84	0.69	5.25%	5.81%	19.4%	5.5%	0.0%	10.7%
Double Eagle Petroleum Co.	1.70	1.05	5.25%	5.81%	18.7%	4.5%	9.3%	12.0%
Petroleum Development Corporation	2.00	1.21	5.25%	2.71%	17.2%	12.3%	0.0%	15.2%
Breitburn Energy Partners LP	1.06	0.63	5.50%	1.62%	12.0%	2.0%	0.0%	8.0%
EV Energy Partners LP	1.00	0.72	5.50%	1.62%	11.7%	7.3%	0.0%	10.5%
Constellation Energy Partners LLC	1.71	0.50	5.50%	5.81%	19.8%	3.4%	0.0%	8.1%
Median	1.70	1.00			17.7%	5.9%	0.0%	12.0%
Mean	1.68	1.04			16.6%	5.9%	1.7%	13.2%

Footnotes:

(1) Debt amount based on most recent company filing as of May 29, 2010.
(2) Preferred stock amount as stated in most recent company filing as of December 31, 2009.
(3) Equity market value based on closing price on May 29, 2010 and on common shares and common share equivalents (excludes options)] as of December 31, 2009.
(4) Total capitalization equal to equity market value + debt outstanding + preferred stock.
(5) Based on adjusted beta as per Bloomberg 2-yr as of May 29, 2010.
*(6) Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt / Equity Market Value)) + (Preferred Stock / Equity Market Value)).*
(7) Houlihan Lokey estimate, based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.
(8) Morningstar, 2009 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 90-96.
*(9) Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of May 29, 2010, based on 20-year U.S. Treasury Bond Yield.*
(10) Based on selected company weighted average interest rate per most recent public filings.
(11) Based on selected company weighted average preferred dividend per most recent public filings.
*(12) Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization).*
See next page for tax rate assumption.
Source(s): Bloomberg and Company Filings.

HOULIHAN LOKEY | 19

Appendix Weighted Average Cost of Capital Summary ummary Market Assumptions Risk Free Rate of Return1 4.0% Equity Risk Premium2 5.25% Size Premium3 5.81% Tax Rate4 0.00% Capital Structure Assumptions Debt to Equity Market Value5 47.7% Debt to Total Capitalization5 32.3% Preferred Stock to Total Capitalization5 0.0% Equity Market Value to Total Capitalization5 67.7% Cost of Debt5 5.9% Cost of Preferred Stock5 0.0% Cost of Equity for Computed WACC Selected Unlevered Beta6 1.00 Computed Levered Beta7 1.48 Cost of Equity8 17.5% Cost Computed Weighted Average Cost of Capital 13.8% Weighted Average Cost of Capital based on PETD Observed Beta10 15.2% Market Assumptions Risk Free Rate of Return1 4.0% Equity Risk Premium2 5.25% Size Premium3 5.81% Tax Rate4 0.00% Capital Structure Assumptions Assuming No Debt Debt to Equity Market Value5 0.0% Debt to Total Capitalization5 0.0% Preferred Stock to Total Capitalization5 0.0% Equity Market Value to Total Capitalization5 100.0% Cost of Debt5 0.0% Cost of Preferred Stock5 0.0% Cost of Equity for Computed WACC Selected Unlevered Beta6 1.00 Computed Levered Beta7 1.00 Cost of Equity8 15.0% Computed Weighted Average Cost of Capital 15.0% Selected Weighted Average Cost of Capital Range 14.0% - - 17.0% Footnotes: (1) Risk Free Rate of Return as of May 29, 2010, based on 20-year U.S. Treasury Bond Yield. (2) Houlihan Lokey estimate, based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials. (3) Morningstar, 2009 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 90-96. (4) As per Petroleum Development Corporation management. (5) Based on review of corresponding metrics from previous page. (6) Based on review of selected companies’ unlevered betas listed on previous page. (7) Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt / Equity Market Value) * (1 - Tax Rate)) + (Preferred Stock / Equity Market Value)). Based on Market and Capital Structure Assumptions. (8) Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions. (9) Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 - Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization). Based on "Cost of Equity for Computed WACC" and Market and Capital Structure Assumptions. (10) Based on "Cost of Equity based on the Companys Observed Beta" and Market and Capital Structure Assumptions. Sources: Bloomberg, CapIQ and Company Management (9) Observed Levered beta based on PETD’s actual levered beta, as per Bloomberg 2 year beta as of May 29, 2010. (10) Unlevered Beta = Observed Levered Beta / (1 + ((Debt / Equity Market Value) * (1 - Tax Rate)) + (Preferred Stock / Equity Market Value)). Unlevered beta based on PETD Debt outstanding as of May 29, 2010. Preferred Stock outstanding as of May 29, 2010 and Equity Market Value as of May 29, 2010, based on common shares outstanding as of May 29, 2010. (11) [Levered Beta = Unlevered Beta * (1 + ((Debt / Equity Market Value) * (1 - Tax Rate)) + (Preferred Stock / Equity Market Value)). Based on Market and Capital Structure Assumptions. (12) Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions. 20

Appendix

Hedge Summary

Summary of Hedges with Current Strip Pricing as of 3/31/2010

($ in thousands, except commodity price data)

	2010	2011	2012	2013
NYMEX Strip - 6/1/2010				
West Texas Intermediate ($/BBL)	$77.18	$81.00	$82.57	$85.00
Henry Hub ($/MMBTU)	$4.81	$5.48	$6.00	$6.34
CIG Strip - 3/10/2009				
West Texas Intermediate ($/BBL)	$75.30	$79.12	$80.69	$83.12
Henry Hub ($/MMBTU)	$4.51	$5.18	$5.70	$6.04
Collars				
Natural Gas				
CIG:				
Quantity (MMBtu)	14.8	22.2		
Ceiling ($/MMBtu)	$9.45	$9.45		
Floor ($/MMBtu)	$4.75	$4.75		
Cash Flow	$3.54	$0.00		
NYMEX:				
Quantity (MMBtu)	6.1	8.3	12.2	
Ceiling ($/MMBtu)	$8.30	$8.30	$8.27	
Floor ($/MMBtu)	$5.75	$5.75	$6.00	
Cash Flow	$5.74	$2.26	$0.04	

	2010	2011	2012	2013
	$77.18	$81.00	$82.57	$85.00
	$4.81	$5.48	$6.00	$6.34
	$75.30	$79.12	$80.69	$83.12
	$4.51	$5.18	$5.70	$6.04
Fixed-Price Swaps				
Natural Gas				
CIG:				
Quantity (MMBtu)	80.9	156.4	161.1	160.8
Weighted Average Price ($/MMBtu)	$6.40	$6.77	$6.98	$7.12
Expected Cash Flow	$152.71	$248.98	$206.68	$174.47
Oil				
NYMEX:				
Quantity (MMbls)	2.4	2.2		
Weighted Average Price ($/Bbl)	$92.96	$70.75		
Expected Cash Flow	$42.73	($18.00)		
CIG Basis Protection Swaps				
Natural Gas				
Quantity ($/MMBtu)	86.9	164.7	173.3	160.8
Weighted Average Price	($1.88)	($1.88)	($1.88)	($1.88)
Expected Cash Flow	($137.3)	($260.2)	($273.8)	($254.1)
Total Cash Flow	**$67.41**	**($27.00)**	**($67.08)**	**($79.60)**

Source: PDC 2004-C 2009 10K Strip prices per Bloomberg.

HOULIHAN LOKEY | 21

Appendix Hedge Summary (continued) 2009 10K Hedging Table Collars Fixed-Price Swaps CIG Basis Protection Swaps Weighted Average Contract Price Quantity Quantity (Gas-Mmbtu Oil- Weighted Quantity Weighted Fair Value at Commodity/Index (Gas-Mmbtu) Floors Ceilings Bbls) Average (Gas-Mmbtu) Average December 31, 2009 Natural Gas CIG 1Q 2010 32,403 $7.50 7.50 22,761 $9.20 - $- $157,978.00 4Q 2010 14,818 4.75 9.45 - - - - $2,661.00 2011 22,227 4.75 9.45 - - - - $1,271.00 NYMEX 2Q 2010 - - - - 1,948 5.55 52,073 (1.88) ($74,797.00) 3Q 2010 - - - - 1,368 5.56 51,361 (1.88) ($85,997.00) 4Q 2010 - - - - 29,530 6.09 35,551 (1.88) ($48,528.00) 2011 6,118 5.75 8.30 156,397 6.77 164,713 (1.88) ($133,570.00) 2012 8,316 5.75 8.30 161,092 6.98 173,291 (1.88) ($128,588.00) 2013 12,198 6.00 8.27 160,806 7.12 160,806 (1.88) ($112,967.00) Total Natural Gas 96,080 633,902 637,795 ($422,537.00) Oil NYMEX 1Q 2010 - - - - 1,184 92.96 - - 15,133 2Q 2010 - - - - 1,196 92.96 - - 13,382 3Q 2010 - - - - 1,210 92.96 - - 11,946 4Q 2010 - - - - 1,210 92.96 - - 10,502 2011 - - - - 2,150 70.75 - - ($32,397.00) Total Oil - - 6,950 - $18,566.00 Total Natural Gas and Oil ($403,971.00) Source: PDC 2004-C 2009 10K. 22

Financial Analysis

Comparable Historical Cash Flow Metrics

Historical Cash Flow Metrics(1)

	($ in millions)	8Mo. '04A	2005A	2006A	2007A	2008A	2009A	Z - Score(2) '05A - '09A
Comparable E&P Companies	**PDC 2004-C**							
	Distributable Cash Flow	($20.3)	$6.4	$3.9	$2.1	$2.0	$1.1	0.7
	% Change			*-39.4%*	*-45.7%*	*-5.1%*	*-43.3%*	
	Cabot Oil & Gas Corp.							
	Distributable Cash Flow	$225.6	$381.1	$587.8	$486.2	$641.6	$599.4	0.2
	% Change			*54.2%*	*-17.3%*	*32.0%*	*-6.6%*	
	Berry Petroleum Co.							
	Distributable Cash Flow	$95.3	$183.2	$249.1	$297.4	$341.0	$235.6	0.2
	% Change			*36.0%*	*19.4%*	*14.7%*	*-30.9%*	
	Bill Barrett Corp.							
	Distributable Cash Flow	$78.4	$198.0	$256.9	$269.1	$432.5	$408.9	0.3
	% Change			*29.7%*	*4.8%*	*60.7%*	*-5.4%*	
	Warren Resources Inc.							
	Distributable Cash Flow	($5.1)	($0.2)	$13.4	$24.3	$60.7	$8.9	1.1
	% Change			*NM*	*81.3%*	*149.6%*	*-85.4%*	
	Gasco Energy Inc.							
	Distributable Cash Flow	($2.4)	$5.6	$10.2	$5.6	$30.6	($1.7)	1.2
	% Change			*84.1%*	*-45.4%*	*448.1%*	*-105.5%*	
	Double Eagle Petroleum Co.							
	Distributable Cash Flow	$6.7	$11.5	$9.5	$20.3	$30.2	$22.8	0.4
	% Change			*-17.1%*	*113.6%*	*48.5%*	*-24.5%*	
	Petroleum Development Corporation							
	Distributable Cash Flow	$47.0	$78.2	$367.5	$134.2	$322.4	$60.9	0.7
	% Change			*370.2%*	*-63.5%*	*140.1%*	*-81.1%*	
MLP's	**Breitburn Energy Partners LP**							
	Distributable Cash Flow	$10.9	$56.1	$75.3	($17.0)	$569.4	$13.2	1.7
	% Change			*34.1%*	*-122.6%*	*NM*	*-97.7%*	
	EV Energy Partners LP							
	Distributable Cash Flow	$17.7	$24.6	$26.7	$33.3	$266.2	$59.2	1.3
	% Change			*8.7%*	*24.6%*	*700.1%*	*-77.8%*	
	Constellation Energy Partners LLC							
	Distributable Cash Flow	$5.9	$17.7	$23.6	$38.2	$86.3	$69.5	0.6
	% Change			*33.4%*	*62.1%*	*126.0%*	*-19.5%*	

(1) Distributable Cash Flow = Income from Continuing Operations + Depreciation, Depletion and Amortization + Exploration Expense + Deferred Taxes + Stock Based Compensation.
(2) Z – Score = Standard Deviation of the set / Arithmetic Mean of the set.
Source: 2009 10K, 2007 10K 2005 10K and first quarter 2004 10 Q for Cabot Oil & Gas Corp., Berry Petroleum, Bill Barrett Corp. Warren Resources Co., Gasco Energy Inc., Double Eagle Petroleum Co., Petroleum Development Corporation, Breitburn Energy Partners LP, EV Energy Partners LP, Constellation Energy Partners LLC as well as 2009, 2007, and 2004 10K for PDC 2004-C.

HOULIHAN LOKEY 23

Appendix EBITDA Build-Up Per Reserve Class EBITDA Summary ($ in thousands, except commodity price data) 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Remainder NYMEX Strip - 6/1/2010 West Texas Intermediate ($/BBL) $77.18 $81.00 $82.57 $85.00 $85.51 $85.51 $85.51 $85.51 $85.51 $85.51 $85.51 $85.51 $85.51 $85.51 $85.51 $85.51 Henry Hub ($/MMBTU) $4.81 $5.48 $6.00 $6.34 $6.76 $6.76 $6.76 $6.76 $6.76 $6.76 $6.76 $6.76 $6.76 $6.76 $6.76 $6.76 PDP Production Oil (MBBL) 4 5 4 3 3 3 2 2 2 1 1 1 1 0 0 1 Gas (MMCF) 175 237 217 200 186 169 151 142 133 124 116 109 100 83 78 288 Total PDP Production (MMCFE) 198 264 241 220 204 185 165 153 143 133 123 115 105 85 80 292 100% 296 264 241 220 204 185 165 153 143 133 123 115 105 85 80 PDP Revenues Oil Revenue $285 $364 $321 $286 $255 $220 $191 $163 $144 $126 $97 $85 $63 $29 $26 $45 Gas Revenue 810 1,252 1,259 1,226 1,221 1,107 991 928 870 814 756 708 654 538 506 1,873 Total PDP Revenue $1,095 $1,616 $1,580 $1,512 $1,475 $1,327 $1,182 $1,091 $1,014 $940 $852 $793 $718 $568 $532 $1,918 PDP Expenses Ad Valorem Tax $28 $36 $33 $29 $27 $24 $21 $19 $18 $16 $14 $13 $12 $9 $8 $29 Production Tax 14 19 18 16 15 14 12 11 11 10 9 9 8 7 6 $23 Operating Expense 259 372 364 350 342 316 288 276 270 262 244 239 223 170 168 $637 Other Expense 24 31 0 36 31 64 31 31 0 67 11 0 125 31 54 $231 G&A Expenses 155 227 234 179 162 187 202 214 225 235 243 252 259 259 270 1,124 PDP EBITDA $614 $929 $931 $902 $898 $721 $628 $538 $490 $349 $331 $281 $90 $91 $25 ($127) 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Remainder PUD Production Oil (MBBL) 0 2 1 10 13 8 6 5 4 4 3 3 3 3 2 10 Gas (MMCF) 0 6 5 35 49 32 25 21 18 16 15 13 12 11 10 42 Total PUD Production (MMCFE) 0 15 14 93 127 81 62 52 44 39 35 32 30 27 24 102 100% 0 20 18 124 169 108 83 69 59 52 47 43 39 36 32 PUD Revenues Oil Revenue $0 $126 $116 $822 $1,107 $707 $539 $442 $378 $333 $298 $270 $248 $228 $203 $863 Gas Revenue 0 37 36 257 382 246 191 160 139 124 112 103 95 87 78 326 Total PUD Revenue $0 $164 $152 $1,079 $1,489 $953 $730 $602 $518 $457 $410 $373 $342 $315 $281 $1,189 PUD Expenses Ad Valorem Tax $0 $5 $5 $33 $45 $29 $22 $18 $16 $14 $12 $11 $10 $9 $8 $36 Production Tax $0 $0 $0 $3 $4 $2 $2 $2 $1 $1 $1 $1 $1 $1 $1 $3 Operating Expense $0 $11 $17 $17 $29 $35 $41 $48 $51 $55 $68 $71 $79 $95 $91 $516 Other Expense $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 G&A Expenses 0 13 13 75 100 82 76 72 70 69 70 71 73 83 82 394 PUD EBITDA $0 $134 $117 $950 $1,312 $804 $589 $462 $379 $317 $259 $220 $179 $126 $99 $240 Note: Operating projections and production figures based on reserve report from Ryder Scott Company Petroleum Consultants provided by company management. Risking for proven reserves per management - PDP:100%, PUD:75%. 24

Selected PDC 2004-C Historical and Appendix Projected Financial Data 5-Year Historical Projected CAGR1 Average 8 Mo. ’04 A 2005A 2006A 2007A 2008A 2009A 8 Mo. ’10E 2011E 2012E 2013E 2014E 5 Year Reported Revenue $6.7 $6.7 $14.5 $7.4 $4.4 $5.1 $2.1 $1.1 $1.8 $1.7 $2.6 $3.0 7.4% Revenue Growth % 116.3% -49.0% 15.9% -59.6% 62.5% -2.7% 49.7% 14.4% Add: Commodity price risk management (loss) gain, net (0.3) (1.1) 1.1 (0.2) 2.0 (0.8) 0.1 (0.0) (0.1) (0.1) 0.0 Less: Natural Gas and Oil Production Costs 0.8 2.1 1.2 (1.8) (1.5) (0.8) (0.3) (0.5) (0.4) (0.5) (0.5) Less: General & Administrative Expenses 0.5 0.0 0.1 (0.2) (0.2) (0.5) (0.2) (0.2) (0.2) (0.3) (0.3) Less: Accretion of Asset Retirement Obligations (0.0) (0.0) 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 EBITDA $6.6 $7.7 $15.4 $9.8 $2.3 $5.5 ($0.0) $0.7 $1.0 $1.0 $1.8 $2.2 NM EBITDA Margin % 98.5% 115.0% 106.7% 132.7% 50.8% 107.0% -0.2% 62.3% 58.2% 56.7% 68.4% 74.5% Less: Depreciation, Depletion and Amortization (2.8) (4.1) (2.6) (2.0) (1.9) (2.0) (1.1) (1.0) (0.9) (1.1) (1.4) EBIT $4.1 $4.9 $11.4 $7.2 $0.2 $3.6 ($2.0) ($0.4) $0.0 $0.1 $0.6 $0.9 NM EBIT Margin % 61.0% 72.7% 78.6% 97.5% 5.5% 70.3% -95.3% -33.9% 2.5% 3.3% 24.4% 28.8% Less: Interest Expense, net (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) 0.0 0.0 0.0 0.0 0.0 Adjusted Pre-tax Income $4.9 $11.4 $7.2 $0.3 $3.6 ($2.0) ($0.4) $0.0 $0.1 $0.6 $0.9 Less: Taxes @ 0.0% 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Net Income $4.1 $4.9 $11.4 $7.2 $0.3 $3.6 ($2.0) ($0.4) $0.0 $0.1 $0.6 $0.9 NM Net Income Margin % 61.5% 73.1% 78.7% 98.1% 6.5% 71.0% -94.4% -33.9% 2.5% 3.3% 24.4% 28.8% Add: Depreciation & Amortization 2.8 4.1 2.6 2.0 1.9 2.0 1.1 1.0 0.9 1.1 1.4 Cash Flow $6.6 $7.7 $15.4 $9.8 $2.3 $5.5 $0.0 $0.7 $1.0 $1.0 $1.8 $2.2 NM Net Book Value $14.9 $19.9 $18.7 $16.4 $14.5 $14.1 $10.5 $10.2 $10.0 $10.1 $9.6 $10.2 -0.6% Total Assets $15.3 $19.9 $19.2 $16.5 $14.8 $14.3 $11.6 $11.2 $11.0 $11.1 $10.6 $11.3 -0.6% (1) CAGR refers to Compound Annual Growth Rate. Source: Historicals are from the PDC 2004-C 10Ks filed 2004-2009. Projections are based on the 2009 Reserve Report from Ryder Scott. 25